SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement           [X] Definitive Proxy Statement
[ ] Confidential,  for  Use  of  the      [ ] Definitive Additional Materials
    Commission Only (as permitted by      [ ] Soliciting Material Pursuant to
    Rule 14a-6(e)(2))                         Rule 14a-11(c) or Rule 14a-12

                                  VIASOFT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5) Total fee paid:

--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

    ----------------------------------------------------------------------------
    2) Form, Schedule or Registration No.

    ----------------------------------------------------------------------------
    3) Filing party:

    ----------------------------------------------------------------------------
    4) Date filed:

    ----------------------------------------------------------------------------

                                 [VIASOFT LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Viasoft, Inc. (the "Company") will be held at the Embassy Suites Resort, 2630 East Camelback Road, Phoenix, Arizona on Wednesday, November 18, 1998 at 10:00 a.m. for the following purposes:

1. To elect five directors to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2. To approve amendments to the Viasoft, Inc. 1997 Equity Incentive Plan (the "1997 Plan") providing for an additional 850,000 shares that may be issued pursuant to future grants of Awards under the 1997 Plan;

3. To approve an amendment to the Viasoft, Inc. Employee Stock Purchase Plan (the "Purchase Plan"), providing for an additional 400,000 shares for issuance under the Purchase Plan;

4. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 1999; and

5.       To transact such other  business as may properly come before the Annual
         Meeting.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on September 23, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company will make available an alphabetical list of stockholders entitled to vote at the Annual Meeting for examination by any stockholder. The stockholder list will be available for inspection at the Company's principal office in Phoenix, Arizona from November 6, 1998 until the Annual Meeting, and at the Annual Meeting on November 18, 1998.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998 accompanies this Notice.

                                        By Order of the Board of Directors


                                        Catherine R. Hardwick
                                        Vice President, General Counsel
                                        and Secretary

Phoenix, Arizona
October 15, 1998

              WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
         COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY
            IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES
                       MAY BE REPRESENTED AT THE MEETING.

                                  VIASOFT, INC.
                             3033 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018

                     ---------------------------------------

                                 PROXY STATEMENT

                     ---------------------------------------

                   FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 18, 1998

         This Proxy Statement is being first mailed on or about October 15, 1998 to stockholders of Viasoft, Inc. (the "Company" or "Viasoft") by the Board of Directors (the "Board") to solicit proxies for use at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held at the Embassy Suites Resort, 2630 East Camelback Road, Phoenix, Arizona on Wednesday, November 18, 1998, at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned.

         The only items of business which management currently intends to present at the Meeting are listed in the preceding Notice of Annual Meeting of Stockholders and are explained in more detail on the following pages.

RECORD DATE AND VOTING SECURITIES

         The record date for determining the stockholders entitled to notice of and to vote at the Meeting was the close of business on September 23, 1998 (the "Record Date"), at which time the Company had issued and outstanding 18,462,921 shares of Common Stock, $0.001 par value ("Common Stock"). The Common Stock constitutes the only class of outstanding voting shares of the Company.

QUORUM, PROXIES AND COUNTING VOTES

         The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Stock entitled to vote is necessary to constitute a quorum. An inspector of elections appointed by the Board shall determine the shares represented at the Meeting and the validity of proxies and shall count all votes. The vote on each proposal submitted to stockholders is tabulated separately. Each stockholder of record on the Record Date is entitled to one vote on each proposal that comes before the Meeting for each share then held. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, are counted as present or represented for purposes of determining both (i) the presence or absence of a quorum for the Meeting and (ii) the total number of shares entitled to vote. A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the proposal not voted and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting, but are not counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority.

         All shares represented by valid proxies will be voted in accordance with the directions specified on each proxy. Any proxy on which no direction is specified will be voted FOR Proposals 1, 2, 3 and 4. By returning the proxy, a stockholder also authorizes management to vote the stockholder's shares in accordance with management's best judgment in response to other proposals that properly come before the Meeting. Management of the Company currently knows of no other proposals to come before the Meeting.

REVOCATION OF PROXIES

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by advising the transfer agent in writing of the stockholder's desire to revoke the proxy, by submitting a duly executed proxy dated subsequent to the original proxy, or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares. Written notification to the transfer agent, Harris Trust and Savings Bank, must be delivered to Shareholder Services, Post Office Box A3504, Chicago, IL 60690-9502.

SOLICITING PROXIES

         The expenses of soliciting proxies to be voted at the Meeting, including the cost of preparing, printing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the Annual Report and the accompanying proxy card, will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile, telegraph or in person. The Company has also retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, NJ 07072-2586, to assist in the solicitation of proxies, for an approximate cost of $5,500.00, plus reasonable expenses. Brokers and other persons holding stock in their names, or in the names of nominees, will be requested to forward proxy material to the beneficial owners of the stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Each of the persons named below has been nominated for election as a director of the Company to serve until the 1999 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. Each of the nominees listed below was elected by the stockholders at the last annual meeting and is currently a director. All of the nominees have agreed to serve if elected. The Board knows of no reason why any such nominee should be unable to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board.

                                    NOMINEES

         The names of the nominees and certain information about them, as of August 31, 1998, are set forth below:
                                                                   DIRECTOR
NAME OF NOMINEE           AGE   POSITION                            SINCE
---------------           ---   --------                            -----

Steven D. Whiteman        47    Chairman of the Board, Chief         1994
                                Executive Officer and Director
John J. Barry III(1)(2)   58    Director                             1991
Alexander S. Kuli(2)      53    Director                             1994
J. David Parrish(1)       56    Director                             1994
Arthur C. Patterson(1)    54    Director                             1984
----------
(1)  Member of Compensation Committee
(2)  Member of Audit and Finance Committee

         STEVEN D. WHITEMAN has served as Chief Executive Officer and a director since January 1994 and as Chairman of Board of Directors since April 24, 1997. Mr. Whiteman served as President of the Company from May 1993 to April 1998, and prior to that, he served as Vice President of Sales and Marketing of the Company from December 1990. Mr. Whiteman serves on the boards of directors of Unify Corporation and Actuate Software Corporation.

         JOHN J. BARRY III has served as a director of the Company since August 1991. Mr. Barry presently provides strategic and management consulting services to senior management in the information technology and other industries. Mr. Barry was the Chairman, President and Chief Executive Officer of Petroleum Information Corporation, an energy industry information solutions company, in Houston, Texas, from May 1991 through December 1996. Mr. Barry serves on the boards of directors of several privately held companies.

         ALEXANDER S. KULI has served as a director of the Company since April 1994. In April 1998, Mr. Kuli became Advisor to Senior Staff for Tivoli Systems, Inc., a vendor of distributed software products. Prior to that, Mr. Kuli served as Vice President, Worldwide Sales for Tivoli from January 1993 to October 1997 and as Vice President from October 1997 until April 1998. Prior to joining Tivoli, Mr. Kuli served as Vice President, Worldwide Sales for Candle Corporation, a vendor of mainframe systems performance management software, from October 1985 through December 1992. Mr. Kuli serves on the board of directors of Oberon Software, Inc.

         J. DAVID PARRISH has served as a director of the Company since January 1994. Mr. Parrish is an independent consultant in the software services industry. Mr. Parrish served as the Senior Vice President of Walker Interactive Systems, Inc., a financial application software company, from November 1989 to August 1997.

         ARTHUR C. PATTERSON has served as a director of the Company since September 1984. He served as President of the Company from October 1984 to June 1985. Mr. Patterson is a founder and General Partner of Accel Partners, a venture capital firm. Mr. Patterson also serves on the boards of directors of PageMart Wireless, Inc., Unify Corporation and Actuate Software Corporation, as well as several other privately held software and telecommunication companies.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

BOARD COMMITTEES

         The Board is responsible for the overall affairs of the Company. To assist it in carrying out this responsibility, the Board has delegated certain authority to designated committees, the current membership and duties of which are as follows:

         AUDIT AND FINANCE COMMITTEE           COMPENSATION COMMITTEE
         ---------------------------           ----------------------

         Alexander S. Kuli, Chairman           John J. Barry III, Chairman
         John J. Barry III(1)                  J. David Parrish
                                               Arthur C. Patterson
----------
(1) Mr. Barry was appointed to the Audit and Finance Committee on January 21, 1998.

         AUDIT AND FINANCE COMMITTEE. The Audit and Finance Committee of the Board reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent public accountants. This Committee met once during the last fiscal year.

         COMPENSATION COMMITTEE. The Compensation Committee of the Board reviews and recommends to the Board the compensation and benefits of all executive officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans. The Compensation Committee met once and held two telephonic meetings during the last fiscal year.

         NOMINATIONS. The Company does not have a standing nominating committee. The function of nominating directors is carried out by the entire Board of Directors.

         Pursuant to the Company's Bylaws, a stockholder may nominate persons for election as director, provided that the stockholder (a) is a stockholder of record at the time of the nomination and is entitled to vote at the meeting of stockholders to which the nomination relates, and (b) complies with the notice procedures of Article III of the Bylaws. That Article provides that the nominating stockholder must deliver written notice of the nomination to the Company's Secretary not earlier than the 90th day nor later than the 60th day prior to the first anniversary of the preceding year's annual meeting. The required notice must contain certain information, including information about the nominee, as prescribed in the Bylaws. The deadline for a stockholder to deliver notice of a nomination for the election of directors at the 1998 Annual Meeting of Stockholders was September 16, 1998. No nominations were received from any stockholder for the Meeting.

BOARD MEETINGS

         The Board held four regular meetings and six special telephonic meetings during the fiscal year ended June 30, 1998. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, of which the director was a member during the fiscal year ended June 30, 1998.

                              DIRECTOR COMPENSATION

         In accordance with the Company's policy, non-employee directors are paid a $1,000 fee for each Board meeting and a $500 fee for each standing Committee meeting attended plus reimbursement of reasonable, out-of-pocket expenses incurred in attending such meetings. The Chairman of each standing Committee is paid an annual retainer of $2,000 upon election as Chairman. In addition, each non-employee Director is paid an annual retainer of $5,000 upon re-election to the Board at each annual meeting of stockholders. Each non-employee director also participates in the Company's Outside Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, each non-employee director who is re-elected to the Board is automatically granted an option to purchase 10,000 shares of Common Stock. The exercise price for such options is the closing price of Common Stock on that date. Each person who is elected for the first time to be a non-employee director of the Company is automatically granted an option to purchase 20,000 shares of Common Stock, at the closing price of the Common Stock on the grant date, under the terms and conditions of the Director Plan. Directors who are also employees of the Company receive no additional compensation for serving as a director or committee member.

VOTE REQUIRED

         Directors are elected by a plurality of the shares present, in person or by proxy, and entitled to vote at the Meeting, provided that a quorum is present. Votes may be cast FOR the nominees or WITHHELD. In addition, a stockholder may indicate that he or she is voting FOR the nominees except for any nominee(s) specified in writing on the proxy card. The five nominees who receive the greatest number of votes cast FOR the election of such nominees shall be elected as Directors. As a result, any vote other than a vote FOR the nominee will have the practical effect of voting AGAINST the nominee. An abstention will have the same effect as voting WITHHELD for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                       OF EACH OF THE NOMINATED DIRECTORS

                                 PROPOSAL NO. 2

                         PROPOSAL TO AMEND THE COMPANY'S
                           1997 EQUITY INCENTIVE PLAN

         The 1997 Equity Incentive Plan (the "1997 Plan"), which replaced the 1994 Equity Incentive Plan (the "1994 Plan"), was approved by the Company's stockholders and became effective on November 14, 1997. Under the 1997 Plan, 850,000 shares, plus certain shares of the Company's common stock that (i) were available for future awards under the 1994 Plan on the effective date of the 1997 Plan, and (ii) are subject to awards under the 1994 Plan but are forfeited or terminate, expire or lapse for any reason, are reserved for issuance.

         Based on the Company's philosophy of rewarding and motivating its employees, and due to the Company's expansion and acquisitions and the ongoing recruitment of highly qualified and experienced personnel, the Company has awarded stock option grants under the 1997 Plan totaling 1,091,051 shares of Common Stock as of September 23, 1998. As of September 23, 1998, the Record Date, there are 60,998 shares remaining available for future grants under the 1997 Plan.

         The Board of Directors has approved amendments to the 1997 Plan, subject to approval by the Company's stockholders. The amendments to the 1997 Plan will increase the number of shares of Common Stock that may be issued pursuant to future grants of awards under the 1997 Plan by 850,000 shares from 1,156,049 shares as of September 23, 1998, to 2,006,049 shares. Except for awards of Incentive Stock Options which are limited to 1,700,000 shares, additional shares that may become available from time to time as a result of forfeitures, terminations, expirations or lapses under the 1994 Plan will also be available for grants of awards under the 1997 Plan. The additional shares of Common Stock will be made available either from the authorized but unissued shares of the Company's Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

         The proposed increase in issuable shares is the only proposed change to the 1997 Plan. The major features of the 1997 Plan, none of which will be affected by the proposed amendments, are summarized below, but this summary is qualified in its entirety by reference to the actual text of the 1997 Plan. Capitalized terms not otherwise defined have the meanings given to them in the 1997 Plan. A copy of the proposed amendments to the 1997 Plan are set forth in Appendix A to this Proxy Statement.

         The market price of the Company's Common Stock as of August 31, 1998 was $6.50, based on the closing price reported by The Nasdaq Stock Market.

1997 EQUITY INCENTIVE PLAN

PURPOSE

         The 1997 Plan is designed to promote the interests of the Company by enabling the Company to motivate, attract and retain the services of persons upon whose judgment, efforts and contributions the continued success of the Company's business depends, and by aligning the personal interests of those persons with the interests of the Company's stockholders.

ADMINISTRATION

         The 1997 Plan is administered by a Committee of two or more non-employee Board members as appointed by the Board of Directors. The Committee has the power and authority, among other things, to (i) designate participants and to determine the types of Awards granted to each participant, (ii) determine the number of shares reserved under such Award or grant, the exercise price, terms and conditions, duration and payment provisions of the Awards, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof, (iii) interpret the 1997 Plan, and any Award or grant thereunder and any documentation evidencing the 1997 Plan, Award or grant, (iv) establish, adopt or revise any regulations or rules deemed appropriate for the administration of the 1997 Plan and (v) make all other decisions and determinations or interpretations required regarding the 1997 Plan.

ELIGIBILITY

         Awards or grants under the 1997 Plan may be made to any individual who is an officer, director or other employee (including employees who also are directors or officers), consultant, independent contractor, or adviser of the Company or its subsidiaries, and to other individuals the Company proposes to engage in one of the foregoing capacities, as determined by the Committee.

PLAN AWARDS

         The 1997 Plan  provides for the grant of (i) Incentive  Stock  Options,
(ii) Non-Qualified Stock Options, (iii) Restricted Stock and (iv) Stock Reference Awards.

         A stock option is the right to purchase shares of the Company's Common Stock at a set price specified in the Award agreement. An Incentive Stock Option ("ISO") is an option that is intended to satisfy the requirements specified in
Section 422 of the Internal Revenue Code. Under the Code, ISOs may only be granted to employees. A Non-Qualified Option is any stock option other than an Incentive Stock Option. An award of Restricted Stock is a grant of Common Stock or an offer to sell shares of Common Stock to a participant subject to restrictions on sale of the shares of Common Stock or other transfer by the participant as may be determined by the Committee. The 1997 Plan permits the Committee to grant or sell Restricted Stock to participants with certain vesting restrictions or a risk of forfeiture for a period to be determined by the Committee as of the date of the award. A Stock-Reference Award is an award payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock of the Company.

         The 1997 Plan grants the Committee discretion to determine when stock options or other awards will become exercisable and the vesting period of options and awards. Vesting of stock options and other exercisable rights granted under the 1997 Plan may be accelerated, and restrictions on other outstanding awards may lapse, upon a change in control of the Company as defined in the 1997 Plan.

         No individual may be granted Awards of Options or Restricted Stock for more than 250,000 shares of the Company's Common Stock in any one fiscal year, provided that Awards for up to 500,000 shares may be granted in the fiscal year during which a participant becomes an employee of the Company. The maximum payment (or value of stock issued) under a Stock-Reference Award to any one individual is $500,000 for any annual performance period. Restricted Stock and Stock-Reference Awards may be subject to performance goal requirements based on one or more business criteria, which may include, among other things, stock price, market share, sales, earnings, earnings per share, return on equity or costs. The Committee may designate one or more performance goal criteria for any Award.

         The 1997 Plan generally provides that no right or interest of a participant in any award made under the 1997 Plan may be sold, assigned or otherwise transferred other than by will, beneficiary designation, or the laws of descent and distribution, with limited exceptions as provided by applicable law, but grants the Committee the discretion to determine whether a participant may assign or otherwise transfer any of his or her rights to specified individuals or classes of individuals, or to a trust, partnership or other entity for the benefit of those individuals.

         If the Company subdivides the outstanding Common Stock, declares a stock dividend, declares or implements a dividend other than a stock dividend in an amount that has a material effect on the price of the Common Stock, or implements a combination or consolidation of the outstanding Common Stock, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it deems appropriate in the shares applicable to future and outstanding Awards, exercise prices and other references to Common Stock under the Plan. If the Company is a party to a merger, consolidation or other reorganization, outstanding Awards shall be subject to the agreement of merger, consolidation or reorganization. Such an agreement may provide, among other things, for the continuation of outstanding Awards, for their assumption by the surviving corporation, for substitution by the surviving corporation of its own awards, for accelerated vesting, accelerated expiration and/or lapse of restrictions, or for cash settlement. If the agreement does not provide for one of those alternatives, then vesting of all outstanding options, and other exercisable rights under the 1997 Plan is accelerated and all restrictions on other Awards lapse, upon the effectiveness of the transactions contemplated by such agreement. If any Awards under the 1997 Plan or the 1994 Plan are forfeited, terminate, expire or lapse for any reason, any shares of Common Stock subject to the Award will become available for additional grants under the 1997 Plan. In addition, any shares of Common Stock delivered to the Company in payment for Common Stock purchased under the 1997 Plan or the 1994 Plan (or related withholding taxes) will become available for additional grants under the 1997 Plan.

AMENDMENT, DURATION, TERMINATION OF THE 1997 PLAN

         The 1997 Plan was approved by the Company's stockholders and became effective on November 14, 1997. If not terminated sooner in accordance with its terms, the 1997 Plan shall terminate upon the earlier of (a) November 14, 2007, or (b) the date on which all shares available for issuance under the 1997 Plan have been awarded. With the approval of the Board, the Committee may terminate, amend or modify the 1997 Plan. Any such terminations, amendments or modifications shall be subject to the approval of the Company's stockholders where required by applicable laws, regulations and rules.

GENERAL RESTRICTIONS

         The following actions are not permissible with respect to more than 10% of the total shares authorized under the 1997 Plan: (a) amending an outstanding Option to decrease the exercise price; (b) issuing a Non-Qualified Option with an exercise price of less than 100% of the Fair Market Value; (c) granting Stock Awards that are not subject to any restrictions or performance conditions unless the award is in lieu of cash compensation and is valued at Fair Market Value; and (d) granting Restricted Stock Awards that are not subject to either (i) a vesting condition or repurchase option on behalf of the Company that is measured over not less than three years, or (ii) performance criteria that must be satisfied prior to vesting and an additional vesting condition or repurchase option on behalf of the Company that is measured over not less than one year.

FEDERAL INCOME TAX INFORMATION

         The rules governing the tax treatment of Common Stock-based awards, including options and stock acquired upon the exercise of options, are quite technical. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. The federal income tax consequences of the grant of Awards under the 1997 Plan and the subsequent disposition of shares of Common Stock acquired thereby may be summarized as set forth below.

         INCENTIVE STOCK OPTIONS. An employee is not taxed for regular income tax purposes either at the time of the award or at the time of exercise of the option. The difference between the exercise price and the fair market value of the stock at the time of exercise, however, generally constitutes income for alternative minimum tax purposes. Generally, the Company is not entitled to a deduction with respect to the grant or exercise of an ISO. If an employee holds the stock acquired upon exercise of an ISO for at least two years from the date of the grant and at least one year following the date of exercise, the difference between the amount paid for the stock and the subsequent sales price is treated as long-term capital gain or loss. If these holding period requirements are not satisfied, the employee is generally taxed, at ordinary income tax rates, on the difference between the exercise price and the fair market value of the stock as of the date of exercise and the Company is then entitled to a corresponding deduction.

         NON-QUALIFIED STOCK OPTIONS. The grant of a Non-Qualified Stock Option typically does not produce any taxable income for the participant, and the Company is not entitled to a deduction at that time. Upon exercise of a Non-Qualified Stock Option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Subject to the requirements of reasonableness, and the satisfaction of any reporting obligations, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income recognized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than the applicable holding period.

         LIMITATION ON COMPENSATION DEDUCTION. Publicly-held corporations are precluded from deducting compensation paid to certain of their executive officers in excess of $1.0 million. The employees covered by the $1.0 million limitation on deductibility of compensation include the chief executive officer and those employees whose annual compensation is required to be reported to the Securities and Exchange Commission because the employee is one of the Company's four highest compensated employees for the taxable year (other than the chief executive officer).

         Compensation attributable to stock options and other Common Stock-based awards generally is included in an employee's compensation for purposes of the $1.0 million limitation on deductibility of compensation. However, there is an exception to the $1.0 million deduction limitation for compensation (including compensation attributable to stock options) paid pursuant to a qualified performance-based compensation plan. Compensation attributable to a stock option is deemed to satisfy the qualified performance-based compensation exception if
(i) the grant is made by a Compensation Committee comprised of qualifying outside directors, (ii) the plan under which the options may be granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee, (iii) under the terms of the option, the amount of compensation the employee would receive is based solely on an increase in the value of the shares after the date of the grant (e.g., the option is granted at fair market value as of the date of the grant) and (iv) the individuals eligible to receive grants, the maximum number of shares for which grants may be made to any employee, the exercise price of the options and other disclosures required by SEC proxy rules are disclosed to, and subsequently approved by stockholders. The exercise price of all options intended to qualify for this exemption will be at least the fair market value of the Common Stock on the date of grant.

         Compensation attributable to Restricted Stock and Stock-Reference Awards is deemed to satisfy the qualified performance-based compensation exception if (a) the grant is made by a Compensation Committee composed of qualifying outside directors, (b) the plan under which the options may be granted states the maximum amount of compensation payable to participants under such Awards, (c) the terms of the Award base compensation solely on attainment of one or more pre-established objective performance goals, (d) the Compensation Committee certifies in writing to satisfaction of the performance goals and other material terms and (e) the individuals eligible to receive grants, a description of the business criteria on which the performance goals are based, the maximum amount of compensation payable, and other disclosures required by the SEC proxy rules are disclosed to, and subsequently approved by, the stockholders.

         In order to satisfy the stockholder approval requirements applicable to qualified performance-based compensation plans, there must be a separate stockholder vote in which a majority of the votes cast on the issue are cast in favor of approval. The amendments to the 1997 Plan are being submitted to stockholders at the Meeting in part, to satisfy this requirement. If the stockholder approval and the other requirements applicable to qualified performance-based compensation plans are satisfied (including grant by a committee of qualifying outside directors), the $1.0 million compensation deduction limitation will not apply to stock options with an exercise price equal to or greater than the fair market value of the underlying shares on the date of grant and the Committee will have the authority to grant Restricted Stock and Stock-Reference Awards to which that limitation will not apply.

VOTE REQUIRED

         Approval of the amendments to the 1997 Plan require the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting, provided that a quorum is present. Votes may be cast FOR or AGAINST the proposal, and stockholders may also ABSTAIN from voting on the proposal. Abstentions will be counted as present or represented for purposes of determining both the presence or absence of a quorum and the number of shares entitled to vote on the proposal and as a practical matter will have the same effect as a vote AGAINST the proposal. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of shares entitled to vote on the proposal. The practical effect of broker non-votes is to reduce the number of affirmative votes required to achieve a majority for the proposal by reducing the total number of shares from which the majority is calculated.


                       THE BOARD RECOMMENDS A VOTE FOR THE
              PROPOSED AMENDMENTS TO THE 1997 EQUITY INCENTIVE PLAN

                                 PROPOSAL NO. 3

                         PROPOSAL TO AMEND THE COMPANY'S
                          EMPLOYEE STOCK PURCHASE PLAN

         The Company's Employee Stock Purchase Plan (the "Purchase Plan") was approved by the stockholders in November 1994 as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code. On November 15, 1996, the stockholders approved an amendment to the Purchase Plan which increased the total number of shares to be purchased under the Purchase Plan to a total of 800,000.

         Based on the Company's philosophy of promoting superior levels of performance from, and encouraging stock ownership by, eligible employees, the Company has issued 604,597 shares of Common Stock pursuant to the Purchase Plan and estimates that the remaining 195,403 shares available under the Purchase Plan may be issued on the next purchase date, October 31, 1998.

         The Board of Directors has approved an amendment to the Purchase Plan, subject to approval by the Company's stockholders. The amendment to the Purchase Plan will increase the number of shares of Common Stock that may be issued pursuant to the Purchase Plan from 800,000 to 1,200,000. The additional shares of Common Stock will be made available either from the authorized but unissued shares of the Company's Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

         The major features of the Purchase Plan, none of which will be affected by the proposed amendment, are summarized below, but this summary is qualified in its entirety by reference to the actual text of the Purchase Plan. Capitalized terms not otherwise defined have the meanings given to them in the Purchase Plan. A copy of the proposed amendment to Article 6 of the Purchase Plan is set forth in Appendix B to this Proxy Statement.

EMPLOYEE STOCK PURCHASE PLAN

PURPOSE

         The Purchase Plan is designed to allow eligible employees to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions.

ADMINISTRATION

         The Purchase Plan, which became effective February 28, 1995, is administered by the Compensation Committee of the Board.

ELIGIBLE EMPLOYEES

         Each full-time employee who is customarily employed for more than five months per calendar year and more than 20 hours per week by the Company or any participating subsidiary is eligible to participate in the Purchase Plan. As of June 30, 1998, approximately 406 of the 541 eligible employees of the Company were enrolled in the Purchase Plan, at varying payroll deduction amounts and percentages of salary.

OPTION TERMS

         OFFERING PERIODS

         The Purchase Plan is implemented in a series of successive offering periods, each with a duration of up to twenty-seven (27) months. The Purchase Plan is currently in its second offering period, which will end on the last business day in April 1999. An individual who is an eligible employee on the first day of a particular offering period must join that offering period on its commencement date; otherwise, he or she will be barred from participation until the beginning of the next offering period. Individuals who first become eligible employees after the start of a particular offering period must join that offering period on the first semi-annual entry date after commencement of their employment or be barred from participation in that particular offering period. At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Common Stock at semi-annual intervals over the remainder of that offering period. The purchase dates will occur on the last business day in April and October each year, and all payroll deductions collected from the participants for the semi-annual period of participation ending with such purchase date will automatically be applied to the purchase of Common Stock.

         PURCHASE PRICE

         The purchase price per share under the Purchase Plan will be eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. For any participant who first joins the offering period after the commencement date of an offering period, the clause (i) amount will not be less than the fair market value of the Common Stock on such commencement date of that offering period. The fair market value on the commencement date for the second offering period under the Purchase Plan was $44.25. The fair market value on each subsequent entry date will be the closing selling price of the Common Stock on the date in question, as quoted on The Nasdaq Stock Market (or principal stock exchange if then so traded).

         PURCHASE LIMITATIONS

         The purchase price is to be paid through periodic payroll deductions not to exceed 10% of the participant's total compensation (as defined in the Purchase Plan) during each semi-annual period of participation within the offering period, but in no event more than $7,500 per semi-annual purchase date nor more than $25,000 worth of Common Stock (based on the fair market value of the Common Stock on his or her entry date into the offering period) in any one calendar year. In addition, not more than 200,000 shares in the aggregate may be purchased by all participants on any one semi-annual purchase date.

         RESTRICTIONS ON TRANSFER

         Options received under the Purchase Plan, as well as payroll deductions credited to a participant's account, may not be sold, assigned or otherwise transferred, other than by will or the laws of descent and distribution and other limited statutory rights. Any attempted transfer shall be without effect, except that the Company may treat such an act as an election to terminate participation in an offering period.

DURATION, TERMINATION OF THE PURCHASE PLAN

         The Company shall have the right, exercisable in the sole discretion of the Compensation Committee, to terminate all outstanding purchase rights under the Purchase Plan immediately following the close of any semi-annual period. If the Company elects to exercise this right, the Purchase Plan shall terminate in its entirety. If not terminated sooner, the Purchase Plan shall terminate on December 31, 2003.

FEDERAL INCOME TAX INFORMATION

         Options and shares purchased by participants under the Purchase Plan are subject to certain federal income tax consequences pursuant to Section 423 of the Code. No taxable income is recognized by a participant upon the grant of a right to purchase, or upon the purchase of shares, under the Purchase Plan. The amount of a participant's payroll contributions under the Purchase Plan, however, remains taxable as ordinary income to the participant at the time of the payroll deduction. Additionally, there are no federal tax consequences to the Company upon the grant of a right to purchase to a participant, or upon a participant's purchase of shares, under the Purchase Plan.

         If the shares of Common Stock are sold or disposed of at least two years after the first day of a subscription period with respect to which the participant purchases the shares and at least one year after the date of purchase, then the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares, or (b) the excess of the fair market value of the shares on the date of grant of purchase rights over the purchase price. Any further gain upon such disposition will be taxed as a long-term capital gain at the income tax rate then in effect. If the shares are sold and the sale price is less than the purchase price, then there is no ordinary income, and the participant will have a long-term capital loss equal to the difference between the sale price and the purchase price. The ability of a participant to utilize such a capital loss will depend upon the participant's other tax attributes and other statutory limitations.

         If a participant sells or otherwise transfers shares less than two years after the first day of a subscription period with respect to which he or she purchases the shares or within one year after the date of purchase (a
"disqualifying disposition"), then at that time the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the purchase price of the shares. This excess will constitute ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain will be taxed as a capital gain at the rate then in effect. If the shares of Common Stock are sold for less than their fair market value on the date of purchase, then the same amount of ordinary income will be attributed to the participant and a capital loss will be recognized equal to the difference between the sale price and the fair market value of the shares on the date of purchase. The ability of a participant to utilize such a capital loss will depend upon the participant's other tax attributes and other statutory limitations.

         In the event of a disqualifying disposition, the Company will recognize a tax deduction in an amount equal to the fair market value of the shares on the date of sale minus the participant's purchase price. If a participant does not make a disqualifying disposition, then the Company will have no federal tax consequences.

AMENDMENT

         The Board of Directors may alter, amend, suspend or discontinue the Purchase Plan following the close of any semi-annual period. However, the Board may not, without the approval of the Company's stockholders, materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares which may be purchased per participant or in the aggregate during any one semi-annual period, except that the Committee shall have the authority, exercisable without such stockholder approval, to effect adjustment to the extent necessary to reflect changes in the Company's capital structure. In addition, the Board may not alter the exercise price formula so as to reduce the exercise price payable for the shares usable under the Purchase Plan, or materially increase the benefits accruing to participants under the Purchase Plan or materially modify the requirements for eligibility to participate in the Purchase Plan, without approval of the Company's stockholders.

MARKET PRICE

         The market price of the Company's Common Stock as of August 31, 1998 was $6.50, based on the closing price reported by The Nasdaq Stock Market.

VOTE REQUIRED

         Approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting, provided that a quorum is present. Votes may be cast FOR or AGAINST the proposal, and stockholders may also ABSTAIN from voting on the proposal. Abstentions will be counted as present or represented for purposes of determining both the presence or absence of a quorum and the number of shares entitled to vote on the proposal and as a practical matter will have the same effect as a vote AGAINST the proposal. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of shares entitled to vote on the proposal. The practical effect of broker non-votes is to reduce the number of affirmative votes required to achieve a majority for the proposal by reducing the total number of shares from which the majority is calculated.

             THE BOARD RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT
                       TO THE EMPLOYEE STOCK PURCHASE PLAN

                                 PROPOSAL NO. 4

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors, upon the recommendation of its Audit and Finance Committee, has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending June 30, 1999, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. Arthur Andersen LLP began auditing the Company's financial statements with the fiscal year ended June 30, 1984. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the election, the Audit and Finance Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such an appointment would be in the best interests of the Company and its stockholders.

VOTE REQUIRED

         Ratification of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting, provided that a quorum is present. Votes may be cast FOR or AGAINST the proposal, and stockholders may also ABSTAIN from voting on the proposal. Abstentions will be counted as present or represented for purposes of determining both the presence or absence of a quorum and the number of shares entitled to vote on the proposal and as a practical matter will have the same effect as a vote AGAINST the proposal. Broker non-votes will be counted as present or represented for purposes of determining the presence or absence of a quorum and will be counted for purposes of determining the number of shares entitled to vote on the proposal. The practical effect of broker non-votes is a vote AGAINST the proposal.

          THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

                  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of August 31, 1998, by
(a) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock, (b) each executive officer of the Company named in the Summary Compensation Table below, (c) each director of the Company and (d) all directors and executive officers of the Company as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL
    NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP(1)    PERCENT(1)
    ------------------------------------              ------------    ----------

Putnam Investments, Inc. (2)                            2,518,000        13.6
One Post Office Square
Boston, Massachusetts  02109

T. Rowe Price Associated (3)                            1,461,500         7.9
100 East Pratt Street
Baltimore, MD  21202

Steven D. Whiteman (4)                                    341,472         1.8

Arthur C. Patterson (5)                                    77,914          *

John J. Barry III (6)                                      26,828          *

Kevin M. Hickey (7)                                        77,713          *

Colin J. Reardon (8)                                       80,887          *

J. David Parrish (9)                                       17,669          *

Alexander S. Kuli (10)                                     33,001          *

Jean-Luc G. Valente (11)                                   24,187          *

Abbott H. Ezrilov (12)                                     26,449          *

All Executive Officers and Directors as a Group           806,762         4.2
   (14 persons) (13)
----------
*    Represents beneficial ownership of less than 1%.

(1) Except as otherwise noted, and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by the stockholder. Applicable percentages are based on 18,562,921 shares of Common Stock outstanding as of August 31, 1998, adjusted as required by rules promulgated by the SEC.

(2) Represents 1,259,000 shares held by Putnam Investments, Inc. ("PI"), 245,719 shares held by Putnam Investment Management, Inc. ("PIM") and 1,013,281 shares held by The Putnam Advisory Company, Inc. ("PAC"), each a registered investment adviser under the Investment Advisers Act of 1940. PI, PIM and PAC are deemed to be beneficial owners of the shares held by their respective investment advisory clients. PI, a wholly owned subsidiary of Marsh & McLennan Company, Inc. ("M&McL"), is the sole owner of PIM and PAC. PI and M&McL disclaim the power to vote or dispose of, or to direct the voting or disposition of, any of the securities owned by PIM and PAC.

(3) Represents 600,000 shares held by T. Rowe Price Science & Technology Fund and 650,000 shares held by T. Rowe Price New Horizons Fund. T. Rowe Price Science & Technology Fund and T. Rowe Price New Horizons Fund are both registered investment advisers under the Investment Advisers Act of 1940 and are deemed to be beneficial owners of the shares held by their respective investment advisory clients. The remaining 211,500 shares are held in other client accounts.

(4) Includes 33,000 shares held by a trust for the benefit of Steven D. and Beverly C. Whiteman, of which Mr. Whiteman is trustee, and 113,751 shares that Mr. Whiteman may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(5) Includes 30,001 shares that Mr. Patterson may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(6) Includes 3,333 shares that Mr. Barry may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(7) Includes 72,992 shares that Mr. Hickey may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(8) Includes 79,166 shares that Mr. Reardon may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(9) Includes 17,001 shares that Mr. Parrish may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(10) Includes 30,001 shares that Mr. Kuli may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(11) Represents 24,187 shares that Mr. Valente may acquire upon the exercise of options exercisable within 60 days of August 31, 1998. Mr. Valente resigned from the Company effective September 30, 1998.

(12) Includes 25,850 shares that Mr. Ezrilov may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

(13) Includes 477,550 shares that such executive officers and directors may acquire upon the exercise of options exercisable within 60 days of August 31, 1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         The executive officers of the Company are elected to serve annual terms at the first Board meeting following the Meeting. Certain information concerning the Company's executive officers, as of October 1, 1998, is set forth below:

       NAME            AGE                   POSITION
       ----            ---                   --------
Steven D. Whiteman     47   Chairman of the Board and Chief Executive Officer
Kevin M. Hickey        40   President and Chief Operating Officer
Mark R. Schonau        42   Senior Vice President, Finance and Administration,
                            Chief Financial Officer and Treasurer
Catherine R. Hardwick  39   Vice President, General Counsel and Secretary
Colin J. Reardon       45   Senior Vice President, International Operations
Abbott H. Ezrilov      57   Vice President, Channel Sales and Vendor
                            Relationships
David M. Lee           31   Vice President, Development
Robert K. Young        39   Vice President, Global Services
Kevin J. Donoghue      38   Vice President, Sales - The Americas

EXECUTIVE COMPENSATION

         The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended June 30, 1998, 1997 and 1996 by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, which ranking is based on salary and bonus earned during the fiscal year ended June 30, 1998 (together, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                      ANNUAL COMPENSATION   COMPENSATION
                                      -------------------   ------------
                                                             SECURITIES       ALL
                             FISCAL                          UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY      BONUS      OPTIONS     COMPENSATION
---------------------------   ----     ------      -----      -------     ------------
Steven D. Whiteman(1)         1998    $220,000   $ 48,595      50,000      $ 2,817(2)
   Chairman of the Board and  1997    $200,000   $181,980       ---        $ 1,885(2)
   Chief Executive Officer    1996    $186,000   $ 81,500     130,000      $ 1,954(2)

Kevin M. Hickey               1998    $165,000   $ 81,202(3)   80,000      $ 2,817(2)
   President and Chief        1997    $137,500   $227,151(3)   40,000      $ 1,885(2)
   Operating Officer          1996    $132,000   $151,003(3)  100,000      $ 2,110(2)

Colin J. Reardon              1998    $175,777   $121,363(3)   35,000      $14,630(4)
   Senior Vice President,     1997    $163,256   $202,000(3)   40,000      $ 8,170(4)
   International Operations   1996    $148,530   $ 80,872(3)  146,668      $ 6,967(4)

Jean-Luc G. Valente (5)       1998    $178,500   $ 23,075      16,667      $ 2,817(2)
   Senior Vice President,     1997    $170,000   $ 74,580       ---        $ 2,116(2)
   Marketing                  1996    $ 30,295      ---        80,000         ---

Abbott H. Ezrilov (6)         1998    $118,067   $116,878(3)   15,000      $ 2,817(2)
   Vice President, Channel
   Sales and Vendor
   Relationships

----------
(1) In fiscal years 1992 through 1994, Mr. Whiteman purchased an aggregate of 380,000 shares of restricted stock pursuant to four restricted stock purchase agreements at the then current fair market value as determined by the Board. The purchase price for Mr. Whiteman's restricted stock was paid through cash payments and execution of full-recourse promissory notes. Mr. Whiteman's aggregate restricted stock holdings as of June 30, 1998 were 194,000 shares, valued (net of the purchase prices paid) at $3,097,122. All restricted stock purchased is subject to the Company's option to repurchase such shares upon termination of employment and certain other events. The Company's repurchase option expires as to an equal portion of the restricted stock annually over periods from four to five years. Holders of restricted stock are entitled to receive any dividends declared on the Company's Common Stock. Restricted stock is entitled to full voting and dividend rights.

(2) Amounts represent Company matching and discretionary contributions under the 401(k) Profit Sharing Plan and Trust.

(3)  Amounts represent bonus and commission payable.

(4) The Company provides a contribution to Mr. Reardon's private pension plan that matches his private contributions, up to a maximum of 5% of his base salary and, beginning in fiscal year 1998, 2.5% of his on-target earnings per year. The Company's matching contribution is paid directly to the pension company administering Mr. Reardon's account, on a monthly basis.

(5) Mr. Valente commenced his employment with the Company on April 11, 1996. Mr. Valente resigned from his employment with the Company effective September 30, 1998.

(6) Mr. Ezrilov was elected to the position of Vice President, Sales - The Americas in April 1998 and became Vice President, Channel Sales and Vendor Relationships in August 1998.

OPTION GRANTS, EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth certain information regarding stock option grants to the Named Executive Officers during the fiscal year ended June 30, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                                                                                      STOCK PRICE
                                                                                    APPRECIATION FOR
                                       INDIVIDUAL GRANTS                             OPTION TERM(4)
                    -------------------------------------------------------------------------------------
                                  PERCENT OF
                                    TOTAL
                    NUMBER OF      OPTIONS
                    SECURITIES    GRANTED TO
                    UNDERLYING   EMPLOYEES IN   EXERCISE OR
                     OPTIONS        FISCAL       BASE PRICE    EXPIRATION
NAME                 GRANTED        YEAR(2)     ($/SHARE)(3)      DATE            5%             10%
----                 -------        -------     -----------       ----            --             ---
Steven D. Whiteman  50,000(1)        5.59%        $34.7500      11/26/07    $1,092,704.42   $2,769,127.52

Kevin M. Hickey     50,000(1)        5.59%        $34.7500      11/26/07    $1,092,704.42   $2,769,127.52
                    30,000(1)        3.35%        $13.0625      6/11/08       $246,448.09     $624,547.82

Colin J. Reardon    35,000(1)        3.91%        $34.7500      11/26/07      $764,893.09   $1,938,389.27

Jean-Luc G. Valente 10,000(1)        1.12%        $30.6875       2/4/08       $192,992.04     $489,079.72
                     6,667(1)         .75%        $16.0000       5/5/08        $67,085.45     $170,007.69

Abbott H. Ezrilov    5,000(1)         .56%        $30.6875       2/4/08        $96,496.02     $244,539.86
                    10,000(1)        1.12%        $16.0000       5/5/08       $100,623.14     $254,998.80

----------
(1) The stock options were granted under the Company's 1997 Plan. Twenty-five percent of the options become exercisable on the first anniversary of the date of grant and cumulatively thereafter, 6.25% of the shares shall become exercisable at the end of each three-month period.

(2) Based on an aggregate of 894,718 shares subject to options granted to employees in the fiscal year ended June 30, 1998.

(3) The exercise price per share under each option was equal to the fair market value of the Common Stock on the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                        AND FISCAL YEAR-END OPTION VALUES

                                  SHARES                       NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                ACQUIRED ON      VALUE        UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
NAME                             EXERCISE     REALIZED(1)   OPTIONS AT FISCAL YEAR END   AT FISCAL YEAR END ($)(2)
----                             --------     -----------   --------------------------   -------------------------
                                                             EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
Steven D. Whiteman                  ---           ---             105,626/74,374         $1,287,369.69/$297,070.31

Kevin M. Hickey                   16,088      $816,466.00         61,743/127,249           $615,097.93/$410,855.82

Colin J. Reardon                    ---           ---              55,834/99,165           $475,548.54/$524,479.27

Jean-Luc G. Valente                7,500      $144,378.75          13,625/58,916            $69,834.94/$217,800.65

Abbott H. Ezrilov                  1,900       $53,463.10          19,100/38,000             $53,269.05/$66,274.25

----------
(1) The "Value Realized" reflects the appreciation on the date of exercise, based on the excess of the fair market value of the shares on the date of exercise over the exercise price. These amounts do not necessarily reflect cash realized upon the sale of those shares, as an executive officer may keep the shares exercised, or sell them at a different time and price.

(2) The "Value" set forth in this column is based on the difference between the fair market value at June 30, 1998 ($16.188 per share as quoted on The Nasdaq Stock Market), and the option exercise price, multiplied by the number of shares underlying the option.

EMPLOYMENT AND CONSULTING AGREEMENTS

         Mr. Reardon was employed by the Company effective August 1, 1994. At that time, the Company entered into an employment agreement with Mr. Reardon which sets forth the basic terms of his employment, including salary, working hours and holidays, vacation and sick time and a car allowance. In addition, the agreement provides that it is terminable by either party upon six months written notice and that the Company may pay Mr. Reardon his salary and contractual benefits for the six month period in lieu of notice.

         Mr. Hickey has an agreement with the Company that in the event of his termination, without cause, the Company will continue to pay his base salary and health benefits for a period of six months after the termination.

         Pursuant to the terms of various purchase agreements between the Company and each of the executive officers relating to stock options and restricted stock, the Company has agreed to accelerate the vesting of options, or waive its right of repurchase, in the case of restricted stock, in the event of a change of control of the Company (as defined in the applicable agreement). Restricted stock agreements and stock options granted under the 1986 Stock Option Plan provide that one-half of the shares subject to the agreement would automatically vest if the executive officer's employment is terminated or if he suffers a material reduction in his level of responsibility and authority within six months after a change of control of the Company. The 1994 Equity Incentive Plan provides that all outstanding options and other awards granted thereunder vest automatically upon a change in control. Award agreements under the 1997 Plan generally provide for the vesting of options to accelerate to provide the greater of one additional year of vesting or total vesting of one-half of the outstanding option upon a change in control of the Company, subject to certain limitations.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board (the "Compensation Committee") is made up of three non-management directors. Working with the chief executive officer, the Compensation Committee is responsible for developing and implementing compensation policies and programs for the executive officers of the Company. During fiscal 1998, the Compensation Committee also was responsible for administering the 1994 Plan, the 1997 Plan and the Purchase Plan.

         For fiscal year 1998, the process utilized by the chief executive officer and the Compensation Committee in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered were informal research into compensation levels at other similarly sized growth companies. However, no formal study was conducted and the Compensation Committee made the final compensation decisions.

COMPENSATION PHILOSOPHY AND OBJECTIVES

         The guiding principle behind the Compensation Committee's compensation programs is to align compensation of executive officers of the Company with the Company's business objectives, desired corporate performance, Company values and stockholder interests. Supporting this philosophy, the objectives of the compensation program are to (a) provide rewards that are closely linked to Company and individual performance, (b) provide incentives to achieve long-term corporate goals and enhance stockholder value and (c) ensure that executive compensation is at levels which enable the Company to attract and retain the highly qualified and productive people critical to the long-term success of the Company.

         The key elements of the Company's executive compensation program include a base salary and certain employee benefits, short term performance incentives and long-term equity incentives.

BASE SALARIES AND EMPLOYEE BENEFITS

         Base salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Annual salary adjustments, if any, are determined primarily by evaluating the performance of each executive officer, including the individual's contributions to corporate goals, any increases in responsibilities and attainment of specific individual objectives, as well as past performance and potential with the Company. Other factors include growth in the Company's size and complexity, cost of living increases, internal compensation equity considerations and overall Company performance. For fiscal 1998, the base salaries of the executive officers as a group were increased at an average rate of 8.25%.

         Certain employee benefits are also provided to executive officers, including life and health insurance, long-term disability insurance and the right to participate in the Company's Employee Stock Purchase Plan, and either
(i) the Company's 401(k) plan and the Deferred Compensation Plan in the United States, or (ii) a private pension plan in the United Kingdom.

SHORT TERM PERFORMANCE INCENTIVES

         EXECUTIVE BONUS PLAN. Most of the Company's executive officers participated in the Viasoft Executive Bonus Plan for fiscal year 1998 (the "Bonus Plan"). The Bonus Plan is designed to reward executive officers for the Company's financial performance above certain set targets. The Compensation Committee set annual "Net Income" goals and annual target bonuses for each executive officer, based primarily on the degree of responsibility of the officer for the overall achievement of the Company's Net Income goals, taking into consideration other incentive compensation. For example, the potential annual bonus for the Senior Vice President, International Operations under the Bonus Plan was substantially lower than those of many of the other executive officers in light of the potential commissions and quarterly bonuses for such officer described below.

         The Bonus Plan provided that if the Company achieved at least 85% but less than 90% of the annual goal, one-half of the target bonus would have been paid. If the Company achieved 90% but less than 105% of the annual goal, target bonuses were based on the percent of the goal achieved, with additional incentives if Net Income surpassed the annual goal by five percent or more. The Compensation Committee designed the Bonus Plan to pay bonuses only for performance substantially greater than actual performance for the previous fiscal year. Because the Company did not achieve the financial objectives set for fiscal year 1998, annual bonuses paid under the Bonus Plan totaled $109,030, which was a decrease of $324,261, or approximately 75%, from fiscal year 1997. Annual bonuses under the Bonus Plan were paid to seven executive officers and ranged from $5,118 to $31,595 in fiscal year 1998. See "Executive Compensation - Summary Compensation Table."

         In addition to annual goals and target bonuses, the Committee also set quarterly goals and target bonuses. Similar to the annual target bonuses, the quarterly target bonuses are based primarily on the degree of responsibility of the officer for the overall achievement of the quarterly goals, taking into consideration other incentive compensation. For all executive officers other than the Senior Vice President, International Operations and the Vice President, Sales - The Americas, the Committee set a quarterly "Net Income" goal. If the Company did not achieve the set quarterly Net Income goal, no target bonus would have been paid for that quarter, and the target bonus would not be recoverable in subsequent quarters. The quarterly Net Income goals were met in the first and second quarters of fiscal 1998. As a result, quarterly bonuses paid under the Bonus Plan totaled an aggregate of $28,500 per quarter for each of the two quarters in which the Net Income goals were met, representing bonuses paid to six officers.

         REVENUE COMMISSIONS. A key component of compensation for executive officers responsible for the sales of products and services of the Company is payment of commissions. Commissions are set at a percentage of revenue derived from the officer's territorial area of responsibility. During fiscal 1998, the Executive Vice President and Chief of Operations (who in April 1998 was promoted to President and Chief Operating Officer), the Senior Vice President,
International Operations and the Vice President, Sales - The Americas, had compensation plans in which they were assigned revenue quotas that supported the Company's objectives and which provided a set percentage as a commission for revenue received from the license of products and the provision of professional services within their respective territories. The commission rate increased for revenue generated over the assigned quotas. Because the executive officers eligible for revenue commissions failed to achieve their respective revenue quotas in fiscal year 1998, their revenue commissions in fiscal year 1998 were significantly lower than commissions paid in fiscal year 1997. In addition, the Executive Vice President and Chief of Operations received lower commissions in fiscal year 1998 as a result of changes in his overall compensation plan resulting from his changed responsibilities with the Company. Along with revenue commissions, the Vice President, Sales - The Americas received a quarterly target bonus based on quota performance against year-to-date targets established by the Company. As a result, a significant portion of the compensation of the executive officers who are directly responsible for sales of the Company's products and services is dependent on achieving specified revenue goals.

         PROFIT BONUSES. In addition to revenue commissions, the Senior Vice President, International Operations was also paid quarterly bonuses based on the achievement of budgeted profit objectives for the Company's international operations. The Compensation Committee set quarterly "Operations Profitability" goals for the Company's international operations. If international operations did not achieve at least 75% of the set quarterly profitability goal, no target bonus was paid for that quarter, and the target bonus would not be recoverable in subsequent quarters. If international operations achieved at least 75% but no more than 90% of the quarterly profitability goal, one-half of the target bonus was paid. If international operations achieved over 90% of the quarterly profitability goal, the target bonus was based on the percent of the goal achieved, with additional incentives if international operations surpassed the quarterly profitability goal by 10% or more. This profitability component was designed to provide significant incentive for the Senior Vice President, International Operations to achieve performance at or above the Operations
Profitability goals. The Senior Vice President, International Operations received profit bonuses in three quarters in fiscal 1998 totaling an average of $4,933 for each such quarter.

LONG TERM EQUITY INCENTIVES

         Long-term incentive compensation, in the form of stock options or restricted stock, vesting over a period of years, allows the executive officers to share in any appreciation in value of the Company's Common Stock and directly aligns the officers' interests with those of its stockholders. This strategy encourages creation of stockholder value over the long term because the full benefit of the compensation cannot be realized unless stock price appreciation occurs over several years. The Compensation Committee frequently awards stock options to employees appointed as officers of the Company, either upon joining the Company or upon appointment as an officer. Mr. Young, Vice President, Global Services, received options upon joining the Company in June 1998. Mr. Hickey received 30,000 options after being promoted to President and Chief Operating Officer in April 1998. Additional grants of options are made at various times, taking into consideration the existing levels of stock ownership, previous grants of stock options, job responsibilities and individual performance. A total of 350,000 options were granted to executive officers during fiscal year 1998.

STOCK OPTION REPLACEMENT

         On May 5, 1998, the Compensation Committee approved a plan to allow employees holding outstanding stock options granted October 6, 1997 with an exercise price of $49.00 to replace them with options having an exercise price of $16.00 per share, which represented the fair market value of the Common Stock on May 5, 1998. The plan provided for replacement options to be granted covering two shares of Common Stock for every three shares covered by the October 6, 1997 option grants. The replacement options were new option grants with a new vesting schedule that began on May 5, 1998. A total of 35 employees were eligible to participate in the option replacement program. At the time of the option replacement, three executive officers of the Company, Messrs. Valente, Lee and Ezrilov, were members of the group of employees eligible to participate in the option replacement program. One other employee who participated in the option replacement program, Mr. Donoghue, was not an executive officer at the time of the option repricing, but was later elected as an executive officer.

         The Compensation Committee views equity incentives as a significant factor in attracting, retaining and motivating key employees. The disparity between the original exercise price of the October 6, 1997 grants and the market price for the Company's Common Stock did not, in the judgment of the Compensation Committee, provide a meaningful incentive to employees holding such options. The Compensation Committee believes that the option replacement will allow the Company to more fully realize the benefits of its long-term incentive compensation strategy.

         The Company has not repriced stock options in the past 10 years, except for the option replacement program described above. The following table sets forth information with respect to the repricing of stock options held by any executive officer of the Company during the last 10 years.

                          10-YEAR OPTION/SAR REPRICINGS

                                     NUMBER OF                                                    LENGTH OF
                                     SECURITIES    MARKET PRICE                                ORIGINAL OPTION
                                     UNDERLYING     OF STOCK AT   EXERCISE PRICE               TERM REMAINING
                                    OPTIONS/SARS      TIME OF       AT TIME OF       NEW         AT DATE OF
                                    REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE     REPRICING OR
    NAME AND POSITION       DATE      AMENDED        AMENDMENT       AMENDMENT      PRICE         AMENDMENT
    -----------------       ----      -------        ---------       ---------      -----         ---------
Jean-Luc G. Valente(1)     5-5-98      10,000         $16.00          $49.00        $16.00    5 Years, 5 Months
Senior Vice President,
Marketing

Abbott H. Ezrilov(2)       5-5-98      15,000         $16.00          $49.00        $16.00    5 Years, 5 Months
Vice President, Channel
Sales and Vendor
Relationships

David M. Lee(2)            5-5-98      50,000         $16.00          $49.00        $16.00    5 Years, 5 Months
Vice President,
Development

Kevin J. Donoghue(3)
Vice President, Sales -    5-5-98      10,000         $16.00          $49.00        $16.00    5 Years, 5 Months
The Americas

----------

(1) Mr. Valente resigned from his employment with the Company effective September 30, 1998.

(2) Messrs. Ezrilov and Lee were elected executive officers of the Company in April 1998.

(3)  Mr.  Donoghue  was elected Vice  President,  Sales - The Americas in August
     1998.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The compensation for the Company's Chief Executive Officer, Steven D. Whiteman, was determined based on the same policies and criteria as the compensation of the other executive officers, as discussed above. During fiscal year 1998, Mr. Whiteman's compensation included a base salary and cash bonuses. Mr. Whiteman's salary for fiscal year 1998 was set at $220,000, an increase of $20,000, or 10% from the prior fiscal year. This increase was due to the Compensation Committee's subjective evaluation of Mr. Whiteman's performance in fiscal year 1997. A significant portion of Mr. Whiteman's total compensation for fiscal 1998 was in the form of cash bonuses under the Bonus Plan, which tied his compensation to the achievement of financial performance objectives;
specifically, budgeted Net Income goals. The Compensation Committee believed that approximately one-third of Mr. Whiteman's cash compensation should be variable and based on the performance of the Company and designed the mix of salary and bonuses to meet that objective at 100% performance by the Company of the Net Income goals set in the Bonus Plan. Because the Company did not achieve the financial objectives set, Mr. Whiteman's performance bonuses under the Bonus Plan during fiscal 1998 totaled $48,595, which was a decrease of $133,385, or approximately 73%, from fiscal year 1997. Mr. Whiteman's performance bonuses under the Bonus Plan during fiscal year 1998 accounted for approximately 22% of his total cash compensation. The Compensation Committee believes that this mix of compensation properly rewards and provides incentives to Mr. Whiteman for his overall responsibility for the performance of the Company.

TAX CONSIDERATIONS

         In August 1993, as part of the Omnibus Budget Reconciliation act of 1993, Section 162(m) of the Internal Revenue Code was enacted, which provides for an annual one million dollar limitation on the deduction that an employer may claim for compensation of certain executives. While no one executive officer will approach the one million dollar limitation in cash compensation, it is possible that one or more executive officers will in the future have taxable compensation in excess of one million dollars as a result of the exercise and sale of Viasoft Common Stock received from stock options.

         Section 162(m) of the Code provides certain exceptions to the one million dollar deduction limitation, and it has been the policy of the Compensation Committee to review the possible exceptions and exemptions and to implement them when needed, to the extent feasible and in the best interests of the Company. Consequently, the Compensation Committee recommended and the Company included certain provisions in the 1997 Plan that exempts stock options and other grants of equity compensation under the 1997 Plan from the one million dollar limitation. See the discussion of Proposal 2 above. Certain previously granted stock options of the Company are not exempt from the one million dollar limitation.

         This report is submitted by the members of the Compensation Committee

J. David Parrish            John J. Barry III, Chair         Arthur C. Patterson

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, the Company's directors, executive officers and certain other 10% stockholders are required to file reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market and to furnish the Company with copies of all such reports they file.

         Based solely on its review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during fiscal 1998 all filings required under Section 16(a) applicable to its directors, executive officers and 10% stockholders were satisfied, except as described below. Alexander S. Kuli acquired 3,000 shares through an open market transaction in April 1998. This acquisition was reported late on a Form 5 filed in August 1998.

                         COMPANY STOCK PERFORMANCE GRAPH

         The Company Stock Performance Graph below compares the cumulative total stockholder return on the Common Stock of the Company, on a quarterly basis, from March 1, 1995 (the date of its initial public offering) to June 30, 1998 (the last day of the Company's most recent fiscal year) and the two-month period ended August 31, 1998, with the cumulative total return on The Nasdaq Stock Market for United States companies ("Nasdaq Stock Market Index") and the Nasdaq Computer and Data Processing Stocks ("Nasdaq Computer Index") over the same period. This graph assumes a $100 investment at March 1, 1995 in the Company's Common Stock and in each of the indexes and reinvestment of all dividends, if any.

         The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph is not intended to reflect the Company's forecast of future financial performance.

        DATE               VIASOFT            NASDAQ US        NASDAQ COMP&DP
        ----               -------            ---------        --------------

       3/1/95                100                 100                 100
       3/31/95               108                 103                 107
       6/30/95               164                 118                 127
       9/29/95               163                 132                 138
      12/29/95               148                 134                 145
       3/29/96               352                 140                 151
       6/28/96               808                 151                 168
       9/30/96               1050                157                 172
      12/31/96               1181                164                 179
       3/31/97               813                 155                 166
       6/30/97               1269                184                 213
       9/30/97               1238                215                 232
      12/31/97               1056                202                 219
       3/31/98               684                 236                 290
       6/30/98               405                 243                 322
       8/31/98               163                 193                 254


                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals to be considered for stockholder action at the 1999 Annual Meeting of Stockholders and inclusion in the Company's Proxy Statement and proxy card if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 1999 Annual Meeting of Stockholders, proposals must be received by the Company no later than June 18, 1999. Such proposals should be directed to Viasoft, Inc., 3033 North 44th Street, Phoenix, Arizona 85018 to the attention of the Secretary. The Company received no such proposals for the 1998 Annual Meeting of Stockholders.

         If a stockholder desires to bring proper business before an annual meeting of stockholders which is not the subject of a proposal timely submitted for inclusion in the Company's Proxy Statement and proxy card as described above, the stockholder must follow procedures outlined in the Company's Bylaws. Pursuant to the Company's Bylaws, a stockholder may propose business to be considered at an annual meeting of the Stockholders, provided that the stockholder (a) is a stockholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting of stockholders where the proposal will be considered, and (b) complies with the notice procedures of Article III of the Company's Bylaws. That Article provides that the proposing stockholder must deliver written notice of the proposal to the Company's Secretary not earlier than the 90th day nor later than the 60th day prior to the first anniversary of the preceding year's annual meeting. The required notice must contain certain information, including information about the stockholder, as prescribed by the Bylaws. The deadline for a stockholder to deliver notice of a proposal for consideration at the 1998 Annual Meeting of Stockholders was September 16, 1998. The Company did not receive any notices from stockholders for business to be conducted at the Meeting.

         The Company's Bylaws also provide procedures for stockholders to nominate directors for election at an annual meeting of stockholders. These procedures were previously discussed in this Proxy Statement. See "Board of Directors Meetings and Committees."

                                 OTHER BUSINESS

         The Board of Directors knows of no matter other than those described in this Proxy Statement that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment in the interest of the Company.

                             ADDITIONAL INFORMATION

         The Company's Annual Report to Stockholders and the Company's Form 10-K for the fiscal year ended June 30, 1998, accompany this Proxy Statement. The Annual Report and Form 10-K are not to be deemed part of this Proxy Statement.

         A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT REQUIRED TO BE FILED WITH THE SEC, INCLUDING FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, IS ENCLOSED. AN ADDITIONAL COPY WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO VIASOFT, INC., 3033 NORTH 44TH STREET, PHOENIX, ARIZONA 85018 TO THE ATTENTION OF THE SECRETARY.

                                             By Order of the Board of Directors


                                             Catherine R. Hardwick
                                             Vice President, General Counsel and
                                             Secretary

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                                   APPENDIX A

                             PROPOSED AMENDMENTS TO
                  THE VIASOFT, INC. 1997 EQUITY INCENTIVE PLAN

The first paragraph of Article 3 of the 1997 Equity Incentive Plan is amended as follows:

         3.1 NUMBER OF SHARES. The maximum number of shares of Stock reserved and available for delivery pursuant to Awards or which may be used to provide a basis of measurement or valuation of an Award shall be equal to the sum of (a) 1,700,000 shares, plus (b) any shares of Stock available for future awards under the Predecessor Plan as of the Effective Date, plus (c) the additional shares of Stock described below in this Article 3. No additional grants shall be made under the Predecessor Plan after the Effective Date. The limitations of this
Article 3 shall be subject to adjustment as provided in Section 11.1.

Section 3.4(a) of the Company's 1997 Equity Incentive Plan is amended as follows:

                  (a)  The  maximum  number  of  shares  of  Stock  that  may be delivered  pursuant to Awards of  Incentive  Stock  Options  shall be  1,700,000 shares.

                                   APPENDIX B

                              PROPOSED AMENDMENT TO
                 THE VIASOFT, INC. EMPLOYEE STOCK PURCHASE PLAN

         The first paragraph of Section 6 of Article 3 of the Employee Stock Purchase Plan is amended as follows:

6.       STOCK SUBJECT TO PLAN.

         (a) The Common Stock purchasable by Participants under the Plan shall, solely in the discretion of the Committee, be made available from either authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 1,200,000 shares (subject to adjustment as provided herein.).

                                   APPENDIX C

                            STOCKHOLDER'S PROXY CARD
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                          WEDNESDAY, NOVEMBER 18, 1998

The undersigned hereby appoints Steven D. Whiteman, Mark R. Schonau and Catherine R. Hardwick, and each of them, as proxies to attend the 1998 Annual Meeting of Stockholders of the Company to be held on Wednesday, November 18, 1998 at 10:00 a.m., mountain standard time, in Phoenix, Arizona and any adjournment thereof and vote shares of Common Stock held by the undersigned as indicated on the reverse side of this card upon (i) the election of Directors,
(ii) amendments to the Viasoft, Inc. 1997 Equity Incentive Plan to increase the number of shares that may be issued pursuant to future grants of Awards by 850,000 shares, (iii) an amendment to the Viasoft, Inc. Employee Stock Purchase Plan to provide for an additional 400,000 shares for issuance thereunder, (iv) ratification of the Company's selection of independent auditors and (v) such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VIASOFT, INC. PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE MAILED IN THE ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, HARRIS TRUST AND SAVINGS BANK, 311 WEST MONROE STREET, 11TH FLOOR, CHICAGO, IL 60606, BY 9:00 A.M., MOUNTAIN STANDARD TIME, ON WEDNESDAY, NOVEMBER 18, 1998.

ELECTION OF DIRECTORS
Nominees:         John J. Barry III,  Alexander S. Kuli,  J. David Parrish,
                  Arthur C. Patterson,  Steven D. Whiteman

FOR*              WITHHELD          *Except: ___________________________________
                                             ___________________________________

APPROVE AMENDMENTS TO THE VIASOFT, INC. 1997 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED PURSUANT TO FUTURE GRANTS OF AWARDS UNDER THE 1997 PLAN BY 850,000 SHARES.

FOR               AGAINST           ABSTAIN

APPROVE AN ADDITIONAL 400,000 SHARES FOR ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN.

FOR               AGAINST           ABSTAIN

RATIFY SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

FOR               AGAINST           ABSTAIN

The Board of Directors recommends a vote FOR the above actions, which are proposed by the Board (as described in the accompanying Proxy Statement). IF YOU SIGN AND RETURN THIS CARD WITHOUT MARKING, THE PROXY CARD WILL BE TREATED AS BEING FOR EACH ITEM.
                                          Dated:__________________________, 1998

                                          Signature(s)__________________________

                                          ______________________________________

         PLEASE SIGN HERE EXACTLY AS YOUR NAME(S) APPEAR ON THIS PROXY CARD. GIVE TITLE IF YOU SIGN AS TRUSTEE, CORPORATE OFFICER, EXECUTOR, ADMINISTRATOR OR GUARDIAN.